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                                     [LETTERHEAD]



                                  December 10, 1997





Pentegra Dental Group, Inc.
2999 N. 44th Street
Suite 650
Phoenix, Arizona 85018


    Re: Registration Statement on Form S-1 of Pentegra Dental Group, Inc. Registration No. 333-37633

Gentlemen:

    We are acting as counsel for Pentegra Dental Group, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offer and sale of up to 2,500,000 shares (and up to an additional 375,000 shares to cover underwriters' over-allotments) of the Company's Common Stock, par value $.001 per share (the "Shares"). A Registration Statement on Form S-1, Registration No. 333-37633 has been filed with the Securities and Exchange Commission (the "Commission") and we understand that an Amendment No. 1 to From S-1 is expected to be filed with the Commission on or about the date hereof (as amended, the "Registration Statement"). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement (the "Underwriting Agreement") filed as an exhibit to the Registration Statement.

    In reaching the conclusions expressed in this opinion we have examined and relied on such documents, corporate records and other instruments, including certificates of public officials and certificates of officers of the Company, and made such further investigation and inquiry as we have deemed necessary to reach the opinions expressed herein. In making the foregoing


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Pentegra Dental Group, Inc.
December 10, 1997
Page 2

examinations, we have assumed the genuineness of all signatures on original documents, the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

     Based solely upon the foregoing, subject to the comments and exceptions hereinafter stated, it is our opinion that the Shares, when sold by the Company in accordance with the terms of the Underwriting Agreement for consideration having a value not less than the par value thereof, will be validly issued, fully paid and nonassessable.

     We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                   Very truly yours,


                                   /s/ Jackson Walker, L.L.P.

                                   Jackson Walker, L.L.P.